Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264960

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 1, 2022)

533,333 Shares of Common Stock and

Accompanying Series A-1 Warrants to Purchase 533,348 Shares of Common Stock and

Series A-2 Warrants to Purchase 533,348 Shares of Common Stock

or

53,333 Pre-funded Warrants to Purchase 533,333 Shares of Common Stock and

Accompanying Series A-1 Warrants to Purchase 533,348 Shares of Common Stock and

Series A-2 Warrants to Purchase 533,348 Shares of Common Stock

Placement Agent Warrants to purchase 26,668 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus, dated July 1, 2022 (the “Prospectus”), relating to the offering of (i) 533,333 shares of common stock, and (ii) Series A-1 and Series A-2 warrants to purchase up to 533,348 shares of common stock, with an exercise price of $45.00 per share (the “Existing Warrants”), as well as Placement Agent Warrants to purchase 26,668 shares of common stock, with an exercise price of $56.25 per share. The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AGRX.” The last reported sale price of our common stock on the Nasdaq Capital Market on February 22, 2024 was $0.95 per share.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page S-5 of the Prospectus and in the documents incorporated by reference into the Prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On February 22, 2024, we entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with a certain holder of our warrants (the “Existing Holder”) pursuant to which the Company agreed to amend the Existing Holder’s Series A-1 warrants to purchase up to an aggregate of 100,000 shares of common stock (the “Series A-1 Warrants”) to reduce the exercise price to $1.25 per share.

Pursuant to the Warrant Exercise Agreement, the Existing Holder has agreed to exercise its Series A-1 Warrants for cash at the reduced exercise price of $1.25 per share in exchange for the Company’s agreement to issue new unregistered warrants (the “New Warrants”) to purchase 200,000 shares of Common Stock (the “New Warrant Shares”) with an exercise price of $1.00 per share per New Warrant. The New Warrants will be immediately exercisable upon issuance until (i) five years after the date of issuance with respect to 100,000 of the New Warrants and (ii) eighteen months after the date of issuance with respect to 100,000 of the New Warrants. The amended exercise price of the Series A-1 Warrants was effective on February 22, 2024.

The closing of the transactions contemplated pursuant to the Warrant Exercise Agreement is expected to occur on or about February 26, 2024, subject to satisfaction of customary closing conditions. The Company expects to use the net proceeds from these transactions for activities related to general corporate purposes.

Prospectus supplement dated February 22, 2024